U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 4


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act
        of 1935 or Section 30(f) of the Investment Company Act of 1940



1. Name and Address of Reporting Person:     Birrittella, Martin P.
                                             1 River Street (Bldg. 52)
                                             Hastings on Hudson, NY 10706


2. Issuer Name and Ticker or Trading Symbol:  PTI Holding Inc. (PTII)


3. IRS or Social Security Number of Reporting Person (Voluntary):


4. Statement for Month/Year:  September, 1997


5. If Amendment, Date of Original (Month/Year):


6. Relationship of Reporting Person (Check all applicable)

          [  ] Director                      [ X] 10% Owner

          [  ] Officer (give                 [  ] Other (specify
               title below)                       below)



TABLE 1: NON-DERIVATIVE SECURITIES ACQUIRED,DISPOSED OF,OR BENEFICIALLY OWNED


Title of  Trans-   Trans-   Securities            Amount of   Owner-    Nature
Security  action   action   Acquired (A)          Securities  ship      of In-
(Inst.    Date     Code     or Disposed           Owned at    Form:     Direct
3)        (Month/  (Inst.   of (D) (Inst.         End of      Direct    Benefic-
          Day/     8)       3, 4, and 5)          Month       (D) or    ial Own-
          Year)                                   (Inst. 3    Indirect  ership
                                     (A) or       and 4)      (I)       (Inst.4)
                   Code V   Amount   (D)    Price             (Inst.4)

Com       9/10/97  S        150,000  D      7.00  262,738     D




TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (e.g., puts, calls, warrants, convertible securities)



Title   Con-    Trans-  Trans-    Number of  Date Exer-      Title and    Price   Number    Owner-   Nature
of      ver-    action  action    Deriv-     cisable         Amount of    of      of        ship     of
Deriv-  sion    Date    Code      ative      and Expir-      Underlying   Deriv-  Deriv-    Form     Indirect
ative   or      (Day/   (Inst.8)  Secur-     ation Date      Securities   ative   ative     of       Bene-
Sec-    Exer-   Month/            ities      (Day/Month                   Secur-  Secur-    Deriv-   ficial
urity   cise    Year)             Acquired   Year)                        ity     ities     ative    Own-
(Inst.  Price   (Inst.            (A) or                                  (Inst.  Bene-     Secur-   ership
3)      of      8)                Disposed                                5)      ficially  ity:     (Inst.4)
        Deriv-                    of (D)                                          Owned     Direct
        ative                     (Inst.                                          at end    (D) or
        Secur-                    3,4,5)                                          of        Indirect
        ity                                                                       Month     (I)
                                                                                  (Inst.4)  (Inst.4)
                                             Date    Expir-
                                             Exer-   ation
                       Code  V    A     D    cisable Date    Title Amount



Signature of Reporting Person:  /s/ Martin P. Birrittella

Date:  October 15, 1997